August 14, 2026

Andrea van der Berg
[address on file]

Dear Andrea,

It is always a pleasure to have the opportunity to acknowledge the accomplishment and contributions of employees who have had an impact on our business. We are pleased to offer you the position of EVP, Chief Finance Officer, reporting directly to Matthew Pine, Xylem’s President & Chief Executive Officer. This position is based in Charlotte, NC and effective September 1, 2026.

Base Salary: You will be compensated on a bi-weekly basis in the amount of $25,961.54, which is equivalent to $675,000 annually. Annual merit increases are normally scheduled for March of each year and are at the discretion of the Leadership Development and Compensation Committee (LDCC) of Xylem’s Board of Directors. You will be able to participate in the merit increase program beginning in 2027, where any merit increases are typically effective and paid out beginning in March.

Annual Incentive Plan: You will be eligible for participation in the Annual Incentive Plan (AIP) for the Executive Leadership Team beginning in 2026 according to the approved parameters of the plan and provided targets are met and certified by the LDCC. Your new bonus target is 80% of base salary. Approved AIP awards are typically paid in March for performance in the previous calendar year and will be prorated based on your new and previous teams and targets.

Annual Long-Term Incentive Plan: You will continue to be eligible to participate in the Xylem Long-Term Incentive Plan (LTIP) and will have an annual target award of $1,750,000 to be provided as 50% Performance Share Units (PSUs), 25% Restricted Stock Units (RSUs) and 25% Stock Options, which will be subject to the terms and conditions of the applicable grant agreements.  RSUs and Stock Options vest one-third on the first, second and third anniversary of the grant date. The PSUs vest 100% after three years and are payable based on the Company’s performance against targets set by the LDCC.  Subsequent annual grants may vary due to management discretion with regard to individual performance and market competitiveness and are subject to approval by the LDCC. Your next full annual LTIP award will be made effective on or about March 1, 2027.

For 2026, you will receive an additional LTIP award of $787,500 to be provided on/about September 1, 2026. The mix and vesting for the grant will be consistent with the most recent annual grant cycle made in March 2026.

Repatriation: We will provide repatriation benefits to you (and your family) to the Charlotte, NC area as per the terms of the Xylem Global Mobility Long Term Local Plus Program.

Benefit Plans: A complete benefits package will be made available to you and your eligible dependents, which includes immediate enrollment in medical plans and subject to any enrollment waiting periods as defined by certain life insurance coverage plans.

Executive Perquisites: You will be eligible to participate in the Executive Physical (up to $5,000) and Tax Preparation Services (up to $5,000) reimbursement program. You will also be eligible to participate in the Company-sponsored Family Cybersecurity Protection Program, which provides enhanced personal cybersecurity and identity protection services.

Paid Time Off:  Xylem offers Flexible Time Off (FTO) to US exempt employees. With FTO, colleagues can take time off when they choose (including vacation, sick and personal time). This means there is no specific amount of time off provided – instead, colleagues manage reasonable time away from work with their leader, ensuring they meet mutually agreed on needs for themselves and the team. At Xylem, we encourage our people to stay well, refreshed, and renewed while managing their work with excellence.

Holidays: Xylem recognizes twelve paid holidays per calendar year for eligible employees. Some of these are floating holidays, which may be assigned and are pro-rated based upon your new position start date.

Andrea, congratulations on your new role. We look forward to your continued contributions to our organization. Please acknowledge your acceptance of our offer by signing one copy of this letter and returning it to my attention as soon as possible. You should also retain a copy for your personal files.

Warm regards,
/s/ Matthew Pine

Matthew Pine
President & Chief Executive Officer

The above offer is accepted subject to the foregoing conditions.

candidatsign-1] /s/ Andrea van der Berg	August 15, 2026ndidate-sign-date-1]
Andrea van der Berg	Date

Cc:    Claudia Toussaint, EVP, Chief People and Sustainability Officer

Other documents provided by separate email from Shan Jarvis
•Xylem Stock Ownership Guidelines
•Xylem Senior Executive Severance Plan
•Xylem Special Senior Executive Severance Plan
•Xylem Executive Perk Reimbursement Process
•Xylem Cybersecurity Program Guide
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